Exhibit 3.1

FORM OF THIRD AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

IOWA TELECOMMUNICATIONS SERVICES, INC.

TO THE SECRETARY OF STATE OF THE STATE OF IOWA:

Pursuant to Section 1007 of the Iowa Business Corporation Act (the “Act”), the undersigned corporation adopts these Third Amended and Restated Articles of Incorporation, which supercede the articles of incorporation of the corporation, as amended and restated to the date hereof.

ARTICLE 1. NAME

The name of the corporation (the “Corporation”) is Iowa Telecommunications Services, Inc.

ARTICLE 2. CAPITAL STOCK

2.1. Authorized Capital.

The total authorized capital of the Corporation is 150,000,000 shares, consisting of 100,000,000 shares of common stock, $0.01 par value (“Common Stock”), and 50,000,000 shares of preferred stock, $0.01 par value (“Preferred Stock”). The Common Stock is subject to the rights and preferences of the Preferred Stock as set forth below.

2.2. Common Stock.

All authorized shares of Common Stock shall have full voting powers and, subject to the rights of classes or series of Preferred Stock, shall be entitled to receive the net assets of the Corporation upon dissolution.

2.3 Preferred Stock.

The Board of Directors may from time to time, by resolution and subject to filing articles of amendment as provided by Iowa law, authorize the issuance of shares of Preferred Stock in one or more classes or series, which will be effective without shareholder action, the shares of each class or series to have such voting powers, full or limited, and such designations, powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof including provisions related to dividends, conversion, redemption and liquidation, which may be superior to the Common Stock and as are stated and expressed in the articles of amendment filed with respect thereto. Holders of Preferred Stock shall have no voting rights except as expressly required by law or as expressly provided in the articles of amendment establishing a series of Preferred Stock.

ARTICLE 3. DIRECTORS

3.1 Composition of Board of Directors.

The Board of Directors shall consist of seven (7) persons. The Board of Directors shall be divided into three classes: Class I Directors, Class II Directors, and Class III Directors. Each such class of directors shall be as nearly equal in number of directors as possible, as determined from time to time by the Board of Directors. Class I Directors shall be those directors whose terms expire in 2005; Class II Directors shall be those directors whose terms expire in 2006; and Class III Directors shall be those directors whose terms expire in 2007. Thereafter, each respective director shall serve for a term of three years. Notwithstanding the foregoing, each director shall serve until his successor shall have been elected and qualified or until his earlier death, resignation or removal. Notwithstanding the foregoing, the Board of Directors may from time to time change the allocation of Directors among Class I, Class II and Class III.

Notwithstanding the rule that the three classes shall be as nearly equal in number of directors as possible, upon any change in the authorized number of directors or in the allocation of director positions among the three Classes, each director then continuing to serve as such will nevertheless continue as a director of the class of which he is a member, until the expiration of his current term or his earlier death, resignation or removal.

3.2 Removal.

At a meeting of shareholders called expressly for that purpose, the entire Board of Directors, or any member thereof, may be removed from office at any time, but only (a) for Cause and (b) upon the affirmative vote of the holders of at least a majority of the voting power of all then-outstanding shares of the Corporation’s capital stock that are then entitled to vote generally in the election of the Corporation’s directors, voting together as a single class. For purposes of this section 3.2, “Cause” shall be limited to (a) action by a director involving willful malfeasance having a material adverse effect on the Corporation or (b) a director being convicted of a felony; provided, that any action by a director shall not constitute “Cause” if, in good faith, the director believed such action to be in or not opposed to the best interests of the Corporation, or if a director shall be entitled, under applicable law, these articles of incorporation, the bylaws of the Corporation or a contract with the Corporation, to be indemnified with respect to such action.

3.3 Vacancies.

Except as otherwise provided by the resolution or resolutions adopted by the Board of Directors designating the rights, powers and preferences of any series of Preferred Stock, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum of the Board of Directors, or by the sole remaining director. Any director so chosen (other than to fill a newly created directorship) shall be a member of the same class of directors as the director whose vacancy is being filled. No decrease in the number of directors shall shorten the term of any incumbent director.

ARTICLE 4. LIMITATION ON DIRECTOR LIABILITY;

INDEMNIFICATION OF DIRECTORS AND OFFICERS

The personal liability of the directors of the Corporation shall be eliminated to the fullest extent permitted by law. The Corporation shall indemnify (and advance expenses to), to the fullest extent permitted by the Iowa Business Corporation Act, each current or former director or officer of the Corporation who was or is made a party to, or is involved in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another entity. Neither the amendment, modification or repeal of this Article nor the adoption of any provision in these articles of incorporation inconsistent with this Article shall adversely affect any right or protection of a director or officer of the Corporation with respect to any act or omission that occurred prior to the time of such amendment, modification, repeal or adoption.

The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Act.

ARTICLE 5. REGISTERED AGENT AND OFFICE

The name of the registered agent of the Corporation and the address of the registered office are as follows:

Alan L. Wells

115 South Second Avenue West

Newton, Iowa 50208

ARTICLE 6. EFFECT ON EXISTING STOCK

Effective on the date hereof, each share of the Corporation’s outstanding Class A common stock, no par value, is hereby reclassified into 90.096388 shares of Common Stock, as amended hereby. No shares of the Corporation’s Preferred Stock or Class B Common Stock, as designated by the Corporation’s articles of incorporation prior to this Third Amended and Restated Articles of Incorporation, are outstanding on the date hereof.

* * *

The Corporation hereby certifies that the amendments included in these Amended and Restated Articles of Incorporation were approved by the Corporation’s shareholders in the manner required by the Iowa Business Corporation Act and the Corporation’s articles of incorporation as in effect prior to the date hereof.

IN WITNESS WHEREOF, Iowa Telecommunications Services, Inc. has caused these Third Amended and Restated Articles of Incorporation to be executed by an authorized officer, this          day of                     , 2004.

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